Exhibit 99.1

DRI Corporation Announces Region-Wide Order for Digital Recorders® Engineered Systems

Order Valued at Approximately $1.2 Million

DALLAS--(BUSINESS WIRE)--January 13, 2011--DRI Corporation (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that the Company’s Digital Recorders, Inc. subsidiary in Durham, N.C., has been awarded a combined, region-wide contract valued at approximately $1.2 million by Triangle Transit Authority (“TTA”) and Durham Area Transit Authority (“DATA”), both based in The Research Triangle Park area of North Carolina.

The contract’s scope includes Digital Recorders® automatic vehicle location software and Digital Recorders® passenger advisory sign systems. The project commenced in fourth quarter 2010; management anticipates completion in third quarter 2011.

David L. Turney, the Company’s Chairman of the Board and Chief Executive Officer, said: “This region-wide order is unique in that it marks the first time the Digital Recorders® automatic vehicle location software is being adapted to enable the sharing of bus vehicle-related data between two transit agencies using Digital Recorders® passenger advisory sign systems. This is of particular importance in instances where transit operating systems ‘interline.’”

Oliver Wels, the Company’s President and Chief Operating Officer, Global Operations, said: “As a result of this cooperative effort, both transit agencies’ call center staff will be able to share bus vehicle arrival data and help monitor the other’s bus fleet arrival times. This shared system should help enrich the ridership experience of TTA and DATA passengers. TTA, DATA and our Digital Recorders® engineered systems team are to be commended for their forward-thinking efforts.”

ABOUT TTA AND DATA

TTA operates regional bus and shuttle services, paratransit services, ride-matching services and vanpools, as well as provides commuter resources and an emergency ride home program, for the North Carolina communities of Apex, Cary, Chapel Hill, Durham, Garner, Hillsborough, Knightdale, RDU International Airport, Raleigh, The Research Triangle Park, Wake Forest, Wendell, and Zebulon. TTA also operates the City of Durham’s DATA fixed-route transit service. For more information, visit http://triangletransit.org/ and http://data.durhamnc.gov/Index_DATA.cfm.

ABOUT DIGITAL RECORDERS, INC.

Digital Recorders, Inc. designs, manufactures, sells, and services intelligent transportation solutions for the U.S. transit industry. Products include: Digital Recorders® computer-aided dispatch/automatic vehicle location systems; Digital Recorders® automatic vehicle monitoring systems; Talking Bus® automatic voice announcement systems; Digital Recorders® vandal-resistant, hands-free driver microphones; VacTell® video actionable intelligence systems, and more. Digital Recorders, Inc., a DRI Corporation subsidiary established in 1983, is based in Durham, N.C. For more information, visit www.digitalrecorders.com.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell® video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the region-wide order’s uniqueness, the project’s anticipated completion date, the shared system’s ability to help enrich the ridership experience of TTA and DATA passengers, as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that the region-wide order may not be unique, the project’s completion date may not conclude when anticipated, and the shared system may not help enrich the ridership experience of TTA and DATA passengers, as well as other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K filed April 15, 2010, and quarterly reports on Form 10-Q filed May 14, 2010, Aug. 11, 2010 and Nov. 15, 2010, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation
Veronica B. Marks
Vice President, Corporate Communications and Administration
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com